Exhibit 10.15
CARDIAC SCIENCE
EXECUTIVE INCENTIVE PLAN
2009
SECTION 1 — INTRODUCTION
Plan Objectives
The goal of Cardiac Science’s Executive Incentive Plan (the “Plan”) is to enhance and reinforce the goals of Cardiac Science Corporation (the “Company”) by providing Participants with additional financial incentives and rewards upon the attainment of such goals. Final approval of the payment of any awards made under the Plan is subject to the sole discretion of the Compensation Committee. This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation Section 2510.3-2(c) and shall be construed and administered in accordance with such intention.
Effective Date
The Plan is effective for the year beginning January 1, 2009 and ending December 31, 2009.
SECTION 2 — DEFINITIONS
Unless defined elsewhere in the Plan, definitions of terms as used throughout this Plan document are as follows:
•	“Year” or “Plan Year” means the twelve-month period coinciding with the Company’s annual fiscal year.

•	“Participant(s)” means an employee, or employees, as the case may be, designated and approved by the Compensation Committee and/or the Chief Executive Officer to participate in the Plan.
SECTION 3 — PLAN ADMINISTRATION
Administration
The Plan shall be administered by the Chief Executive Officer under the oversight of and subject to the discretion of the Compensation Committee.
Participation
Participation in the Plan shall be limited to regular employees of the Company selected by the Chief Executive Officer and/or the Compensation Committee. In order for an employee to remain eligible to participate, such employee’s performance in the applicable Year must be at or above the Company’s performance expectations for that employee. In selecting Participants, the Chief Executive Officer and/or the Compensation Committee shall consider an employee’s position and potential impact on the Company’s business results and performance. The incentive award for a Participant who joins the plan mid-Year will be based on the Participant’s eligible base salary earnings after becoming a Participant during the Year.
Bonus Awards

A bonus fund shall be established for purposes of determining the total award allocations to each Participant. Computation of the total bonus pool is described in Section 4 of this Plan. Each Participant award is determined based on the Participant’s target incentive percentage of base salary, achievement of company quantitative goals, and individual performance measures (Objectives) as discussed in Section 4.
Payment of Incentives
Normal Payment. An annual incentive award is not vested until the day the award is paid for a given Year. In order to receive an award under the Plan, the Participant receiving the award must be an active employee on the day the award is paid. Incentive awards shall be made in the first pay period after the Company has filed its Annual Report on Form 10-K with the SEC; provided that such payment is made not later than the 15th day of the third calendar month of the calendar year following the end of the applicable Plan Year. Except as provided below, no award shall be earned by or paid to a Participant whose employment is terminated for any reason prior to the payment date, whether during the Plan Year or during the following calendar year prior to the payment date.
Approved Leaves of Absence. If an employee is on an approved Leave of Absence (subject to Cardiac Science’s Leave of Absence policy) (a) on the date a Plan award payment is made that relates to the prior Plan Year and such Participant was actively employed during the entire prior Plan Year, such Participant shall be deemed to be employed on the date of the Plan payment and shall receive his or her full incentive award as calculated in accordance with Section 4; or (b) during the Plan Year, such Participant shall receive a proportionate share of what otherwise would be the Participant’s incentive award based on his or her eligible base salary earnings (excluding any company paid short-term disability) during the portion of the Plan Year that he or she was actively employed and, if he or she remains on an approved Leave of Absence on the payment date, he or she will be deemed to be employed on the payment date.
Death or Disability. If a Participant has died or become disabled and is no longer employed (a) on the date a Plan payment is made that relates to the prior Plan Year and such Participant was actively employed during the entire prior Plan Year, such Participant shall be deemed to be employed on the date of the Plan payment and shall receive his or her full incentive award as calculated in accordance with Section 4; or (b) during the Plan Year, such Participant shall receive a proportionate share of what otherwise would be the Participant’s incentive award based on his or her eligible base salary earnings (excluding any company paid short-term disability) during the portion of the Plan Year that he or she was actively employed.
Participant Transfers. If a Participant is transferred to another position within the Company during the Year, and, as a result of such transfer, is no longer eligible to participate in the Plan as of the date of his or her transfer, he or she shall receive a proportionate share of what otherwise would be the Participant’s incentive award based on his or her eligible base salary earnings during the portion of the Plan Year that he or she was eligible to participate in the Plan.
Plan Changes
The Company reserves the right to amend, revoke, or terminate this Plan or any portion of it, at any time, for any reason whatsoever, with or without cause or advance notice. Payments may not be made under this Plan at any time if, in the sole discretion of the Chief Executive Officer or Compensation Committee, the overall performance of the Company does not warrant the payment of incentive awards.

Other Conditions
Right of Assignment. No Participant may sell, assign, transfer, discount, or pledge as collateral for a loan or otherwise anticipate his or her right to any distribution under the Plan. In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.
Right of Employment. Nothing in this Agreement alters the “at will” nature of every Participant’s employment. A Participant or the Company may terminate a Participant’s employment relationship for any reason or for no reason, with or without cause or advance notice.
Withholding for Taxes. The Company shall have the right, and the Participant consents, to deduct from all payments under this Plan any federal or state taxes or other payroll withholdings required by law to be withheld with respect to such payments.
Section 409A. The Company makes no representations or warranties to Participants with respect to any tax, economic or legal consequences of this Plan or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and any applicable guidance (together “Code Section 409A”) and no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from a Participant or any other individual to the Company or any of its affiliates. Each Participant by accepting payment under the Plan shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Plan and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Plan (and such payments and benefits), the parties intend that this Plan (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. In addition, if a Participant is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Plan during the six month period immediately following a Participant’s “separation from service,” as defined under Code Section 409A, shall not be paid to the Participant during such period, but shall be accumulated and paid to the Participant in a lump sum on the first business day after the earlier of the date that is six months following his or her separation from service or his or her death. Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions. In accordance with the foregoing, the Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent permitted by and necessary to comply with Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A.
Gender. Any masculine terminology used herein shall also include the feminine, and the definition of any terms herein in the singular shall also include the plural.
SECTION 4 — OPERATING RULES
Plan Design
The Compensation Committee, may, at any time in its sole discretion, based on relevant facts and circumstances, adjust incentive percentages or actual payout levels to be above or below the established targets.
Bonus Pool. For 2009 the bonus pool will consist of 0% of consolidated pre-tax income excluding the bonus accrual (“Adjusted Pre-Tax Income”) up to the budgeted amount of Adjusted Pre-Tax Income,

plus an accrual of 33% of any amount by which actual Adjusted Pre-Tax Income exceeds the budgeted amount. Accordingly, the Company must achieve at least 100% of budgeted Adjusted Pre-Tax Income before any awards will begin to accrue. In its sole discretion, the Compensation Committee and/or the Board of Directors may make adjustments to Adjusted Pre-Tax Income for purposes of calculating the bonus pool, in light of unusual/unexpected items or circumstances that may otherwise affect the financial results of the Company. In addition, in its sole discretion, the Compensation Committee and/or the Board of Directors may otherwise adjust the bonus pool directly, based on any circumstances that the Committee/Board deem appropriate.
Target Incentives A Participant’s target incentive is a percentage of annual base salary earnings based on his or her position with the Company in accordance with the chart below.

CEO/COO	SVP	VP	Sales VP
40%	30%	25%	10%
The target incentive is achieved based on weighted performance criteria which consist of a combination of the Participant’s and the Company’s performance in the applicable Year as provided in the following chart.

Criteria	CEO /COO	SVP	VP	Sales VP
Participant	20%	20%	20%	100%
Company	80%	80%	80%	0%
Individual Performance Objectives = a weighted percentage of total incentive target.
Individual performance objectives that support the Company’s objectives are determined by the Participant’s immediate supervisor and should be reviewed and updated semi-annually by the Participant’s immediate supervisor. Successful achievement of a Participant’s individual objectives is subject to the discretion of his or her immediate supervisor’s discretion. In some cases individual performance objectives may be attached to this Plan as Exhibit A. This portion of the incentive award is paid annually in accordance with Section 3.
Company Objectives = a weighted percentage of total incentive target.
Company objectives are based on the achievement of targeted Adjusted Pre-Tax Income, defined below, and on meeting the corporate objectives agreed upon at the beginning of the Year. This portion of the incentive award is also paid annually in accordance with Section 3.

The Compensation Committee, may, at any time in its sole discretion, based on relevant facts and circumstances, adjust incentive percentages or actual payout levels to be above or below the established targets.
The Plan is adopted by the Company and is effective January 1, 2009.